EXHIBIT 5.1

                            LEGAL OPINION AND CONSENT

                                  May 25, 1999

Board of Directors
Talk.com Inc.
12020 Sunrise Valley Drive
Reston, Virginia 22091

         Re: Shares of Common Stock of Tel-Save.com, Inc. To Be Resold Pursuant to Registration Statement on Form S-3 (No. 333-72357)
              -----------------------------------------------------

Gentlemen:

         I have acted as general counsel to Talk.com Inc. (formerly, Tel-Save.com, Inc., the "Company") in connection with the Company's filing pursuant to the Securities Act of 1933, as amended, of a registration statement (the "Registration Statement") on Form S-3 (No. 333-72357) relating to the offering for resale of up to 12,843,356 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), by a certain person named in the Registration Statement. You have requested my opinion as to certain matters with respect to the Common Stock.

         I have examined such corporate records of the Company, including its Amended and Restated Certificate of Incorporation, its Bylaws, and resolutions of the Company's board of directors (the "Board of Directors"), as well as such other documents as I deemed necessary for rendering the opinion hereinafter expressed. On the basis of the foregoing, I am of the opinion that the Common Stock has been duly authorized by the Board of Directors and is validly issued, fully paid, and non assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein.

                                             Sincerely yours,

                                                 /s/ Aloysius T. Lawn, IV
                                          --------------------------------
                                                  Aloysius T. Lawn, IV
                                             General Counsel and Secretary


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